Sub-Item 77O
Rule 10f-3 Transaction

THE DREYFUS/LAUREL FUNDS TRUST
- Dreyfus Premier International Bond Fund


On September 6, 2007, Dreyfus Premier International Bond Fund, a series of The Dreyfus/Laurel Funds Trust, (the "Fund"), purchased $20,000 of a corporate bond issued by Virginia Electric & Power (5.95%, 9/15/2017, CUSIP No.: 927804FC3) (the "Bonds") at a purchase price of $99.612 per unit. The Bonds were purchased from an underwriting syndicate of which The Bank of New York/Capital Markets, Inc. ("BNY Capital Markets"), an affiliate of the Fund, was a member. BNY Capital Markets received no benefit in connection with the transaction. The following is a list of the syndicate's primary members:

ABN Amro
BNY Capital Markets
Goldman Sachs
KBC Financial
Keybanc Capital Markets
Lehman Brothers
Scotia Capital
SunTrust Robinson Humphrey

Accompanying this statement are materials presented to the Board of Trustees of the Fund, which ratified the purchase as in compliance with the Fund's Rules 10f-3 Procedures, at the Fund's Board meeting held on October 25, 2007.